Exhibit 5.1

Graubard Miller

405 Lexington Avenue

New York, New York 10174

April 21, 2020

ParkerVision, Inc.

9446 Philips Highway, Suite 5A

Jacksonville, Florida 32256

Re:Registration Statement

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-1 (the “Registration Statement”) filed by ParkerVision, Inc. (the “Company”), a Florida corporation, under the Securities Act of 1933, as amended (the “Act”), with respect to an aggregate of 16,809,295 shares (“Shares”) of common stock, par value $0.01 per share (“Common Stock”), to be offered for resale by the selling stockholders named therein (the “Selling Stockholders”), consisting of (i) up to 4,961,538 shares of Common Stock issuable upon conversion of, and for the payment of interest from time to time upon, convertible promissory notes dated September 19, 2019 and January 8, 2020 (the “Notes”), (ii) an aggregate of 3,907,331 shares of Common Stock issued pursuant to securities purchase agreements dated January 9, 2020, January 15, 2020, March 5, 2020 and March 19, 2020 (the “SPAs”), (iii) an aggregate of 2,740,426 shares of Common Stock issued as payment for services and repayment of short-term loans and other accounts payable, including interest, (iv) up to 5,000,000 shares of Common Stock issuable upon exercise of a five-year warrant with an exercise price of $0.74 per share, subject to adjustment and issued pursuant to a warrant agreement with Aspire Capital Fund LLC (the “Aspire Warrant”) and (v) up to 200,000 shares of Common stock issuable upon exercise of a three-year warrant with an exercise price of $1.00 per share, subject to adjustment and issued pursuant to a warrant agreement with Tailwinds Research Group LLC (the “Tailwinds Warrant”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, it is our opinion that:

ParkerVision, Inc.

April 21, 2020

1.The Shares issued and issuable pursuant to the Notes have been duly authorized and, when issued upon conversion of the Notes or as payment of interest thereon, as applicable, in accordance with the terms of the Notes, will be legally issued, fully paid and non-assessable.

2.The Shares issued in connection with the SPAs were duly authorized and legally issued, and are fully paid and non-assessable.

3.The Shares issued as payment for services and repayment of short-term loans and other accounts payable, including interest, were duly authorized and legally issued, and are fully paid and non-assessable.

4.The Shares issuable pursuant to the Aspire Warrant and the Tailwinds Warrant have been duly authorized and, when issued in accordance with the Aspire Warrant or Tailwinds Warrant, as applicable, against payment therefor, will be legally issued, fully paid and non-assessable.

In giving this opinion, we have assumed that all certificates for the Shares have been, or will be, duly executed on behalf of the Company by the duly authorized Company officers and/or the Company’s transfer agent and registered by the Company’s registrar, if necessary, and conform, or will conform, except as to denominations, to specimens which we have examined.

We are opining solely on applicable statutory provisions of Florida corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Florida Constitution and all applicable judicial and regulatory determinations.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel, and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller